Exhibit 99.1

ViewRay Raises $50 Million through Sale of Common Stock

Financing to Support Ongoing Commercialization of MRIdian Linac

CLEVELAND, October 24, 2017 — ViewRay, Inc. (Nasdaq: VRAY), maker of the world’s first and only clinical MRI-guided radiation therapy system, announced today that it has raised aggregate gross proceeds of approximately $50 million through the issuance and sale of 8,382,643 shares of its common stock in a direct registered offering. Participants in the financing consist of existing as well as new investors. Immediately following the closing, one of the new investors will own 9.9% of the Company’s outstanding shares of common stock.

The purchase price for each share was $5.95, approximately equal to the trailing 30-day average price at the time of negotiation, except that the purchase price paid by affiliates of the Company was $6.44 per share, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on October 24, 2017. The offering was made pursuant to a prospectus supplement to the Company’s effective shelf registration statement.

“We are excited to complete this financing, which will enable us to continue investing in sales, marketing, and production to meet the growing demand for the MRIdian Linac,” said Chris A. Raanes, president and chief executive officer of ViewRay Inc. “This significant investment provides further validation of our belief that MRIdian Linac will lead to a new standard of care in radiation oncology.”

Proceeds from this offering will be used primarily to support the ongoing commercialization of the MRIdian Linear Accelerator Technology, for research and development related to continued product development activities, and for general corporate purposes, including working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. For more information about the offering, see the Current Report on Form 8-K filed by ViewRay in connection with the offering.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the planned use of proceeds from the offering. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian linac technology, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov, including the risk factors disclosed in ViewRay’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Contact:

Investor Relations:

Ajay Bansal

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Vice President, Marketing

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com

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